Exhibit 99.1

November 23, 2010

RE:	DiVall Insured Income Properties 2, L.P.

Third Party Tender Offer

Ladies and Gentlemen:

On or about November 11, 2010, Peachtree Partners and its affiliates (collectively, the “Bidder”) mailed a Repurchase Agreement to limited partners (“Limited Partners”) of DiVall Insured Income Properties 2, L.P. (the “Partnership”), for the purposes of making a third-party tender offer for up to 4.9% (2,268 Units) of the Partnership, including those already owned by the Bidder, at a purchase price equal to $200 per Unit less transfer fees of $100 per investor and less any distributions paid after November 11, 2010 (the “Offer”). Due to the Offer constituting only 4.9% of units in the Partnership, the Bidder did not file a Schedule TO with the Securities and Exchange Commission (“SEC”).

Pursuant to Rule 14e-2 of the Securities and Exchange Act of 1934 (as amended, the “Exchange Act”), the Partnership is obligated to take a position with respect to the Offer. To that end, in accordance with the terms of Rule 14e-2(a)(2) of the Exchange Act, the Partnership expresses no opinion and is remaining neutral toward the Offer because the decision to accept the Offer is purely an economic decision that will depend on each Limited Partner’s particular circumstance. Therefore, it would be inappropriate for the Partnership to substitute its judgment for that of the Limited Partners. However, the Partnership believes it is important that its Limited Partners understand the following information when considering selling Units to the Bidder or any other unsolicited offer.

1. Third-Party Sales:

The Partnership is not affiliated in any way with the Bidder and the money that may be tendered for the Offer does not come from or through the Partnership. Once the Partnership receives sufficient evidence of a sale from both the seller and buyer directing the Partnership to transfer the Units, the Units are transferred to the buyer upon the approval of the General Partner, The Provo Group, Inc. The Partnership will not be responsible for making sure the seller is paid.

With any unsolicited offer, it is important to thoroughly evaluate the terms and conditions. The fine print may be difficult to understand. For example, one area that seems to lead to confusion is who is entitled to receive (or get credit for) any distributions that occur before the sale is completed and the Unit is transferred.

DiVall Insured Income Properties 2, L.P.

November 23, 2010

The SEC has information for investors pertaining to mini-tender offers and has issued warnings about mini-tender offers. The SEC notice states: “Some bidders make mini-tender offers at below-market prices, hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” The SEC notice can be found at www.sec.gov/answers/miniten.htm.

2. Purchase Price of Offer:

The Offer is based on a purchase price equal to $200 per Unit, less transfer fees of $100 per investor.

The Bidder’s purchase price is also subject to downward adjustment in the event of any distributions paid after November 11, 2010. As we understand the Offer, distributions paid after November 11, 2010 will reduce the $200 per Unit purchase price.

Comparative transfer price information is available upon request to our Investor Relations Department. The Partnership’s records indicate that Units have recently traded in a range from $232 to $245 per Unit. The Partnership, however, makes no representation that these prices are fair or reasonable.

3. Current Rate of Return; Improved Portfolio:

The Partnership continues its efforts to eliminate weak performing properties, strengthen tenant quality and provide greater stability. The Partnership’s aggregate distributions for the Third Quarter of 2010 equaled $275,000 ($5.94 per Unit), which was $45,000 higher than originally projected due primarily to Management’s success in receiving real estate tax relief for 2009 for the vacant Park Forest, IL property. This distribution was made November 15, 2010 and would reduce the Unit purchase price of the Bidder per the terms of the Offer. The approximate annualized adjusted “operating return” for the Third quarter of 2010 was approximately 7.7%, based on the internal estimated Net Asset Value of $310 per Unit as of December 31, 2009.

4. Qualified Matching Service:

Within the last two years, the Partnership instituted a “Qualified Matching Service” as defined in Section 1.7704-1(g) of the Treasury Regulations promulgated under Section 7704 of the Internal Revenue Code of 1986 (the “Code”), which facilitates the transfer of up to 10% of the total interest in the Partnership’s capital or profits provided certain requirements are met. This Qualified Matching Service provides for some liquidity, outside of a tender offer scenario, through which Units may be bought and sold.

DiVall Insured Income Properties 2, L.P.

November 23, 2010

5. Termination Scheduled for 2020:

The Partnership is currently scheduled to liquidate in 2020, although it is possible this liquidation deadline may be extended if the limited partners vote to amend the Limited Partnership Agreement of the Partnership. It is also possible that the Partnership would elect to sell its assets and liquidate prior to 2020.

In the event you have questions or require additional information, please feel free to contact DiVall Investor Relations at the address or number(s) below:

MAIL:	DiVall Investor Relations
C/O Phoenix American Financial Services, Inc.
2401 Kerner Blvd.
San Rafael, CA 94901

PHONE:	1-(800)-547-7686

FAX:	1-(415)-485-4553

Sincerely,

The Provo Group Inc.,

As General Partner of DiVall Insured Income Properties 2, L.P.

By: /s/Bruce A. Provo

Bruce A. Provo, its President